Exhibit 99.1

Conference Call Transcript

NANO - Q2 2006 Nanometrics Earnings Conference Call

Event Date/Time: Jul. 27. 2006 / 1:30PM PT

CORPORATE PARTICIPANTS

John Heaton

Nanometrics Incorporated - President & CEO

Doug McCutcheon

Nanometrics Incorporated - SVP & CFO

CONFERENCE CALL PARTICIPANTS

Avinash Kant

Canaccord Adams - Analyst

Tom Crawley

MRM Advisors - Analyst

PRESENTATION

Operator

Good afternoon and welcome to Nanometrics’ Second Quarter 2006 Financial Results Conference Call. The speakers today include John Heaton, President and Chief Executive Officer, and Doug McCutcheon, Executive Vice President and Chief Financial Officer of Nanometrics. [OPERATOR INSTRUCTIONS]. Until that time all participants will be in a listen-only mode. The following discussion may include forward-looking statements regarding, among other things, Nanometrics’ future financial results, business performance and market conditions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to different materially from these statements. Factors that could cause such differences include, but are not limited to, changes in demand for the company’s products, changes in the company’s ability to ship its products in a timely manner, changes in business or economic conditions, and the additional risks and uncertainties set forth in the related press release and in the Management’s Discussions and Analysis Section of company’s latest Annual Report on Form 10-K filed with the Securities and Exchange Commission. I would now turn the call over to Mr. Dough McCutcheon. Please proceed sir.

Doug McCutcheon - Nanometrics Incorporated - SVP & CFO

Thank you operator and welcome everyone. Earlier today we released our second quarter 2006 financial results. If you have not received them yet, you may find them on our website at nanometrics.com. Before turning the call over to John, I would like to address some significant financial aspects of the quarterly announcement. The figures include both some good news and some bad news. First, as noted, we achieved revenues near the high end of our guidance of up 15 to 25% achieving 23% sequential revenue. This is a record for Nanometrics, eclipsing the revenue level of the first quarter of 2005. However, the bad news both product gross margin and services gross margin were below expectations and we’ll comment on those briefly. Product margin was 46.8%. Contained in this figure was $1.3 million of cost that were unanticipated until we finally rolled up the quarter. The larger element or about $1 million was an accrual or additional cost, which we expect to incur for warranty work and product enhancements. We believe this would be money well spent in maintaining and even enhancing customer satisfaction for future business. We also had a 300,000 inventory reserve provision. Unanticipated charges were 1.3 million. Without these charges product gross margin would have been 53.2%, a sequential increase from Q1 of 270 basis points.

Service gross margin declined remarkably into negative territory again even though total service revenues increased quarter on quarter. As we noted in the release, we have the Soluris Inc. acquisition in the first quarter, which was only in the quarter for two weeks in the first quarter, but was in our number for the full quarter in the second quarter. That group reported incrementally 700,000 in service revenues this quarter with positive margin. So, that means that the base Nano service business had a revenue decline of over $400,000.

Additionally, the mix was totally shifted away from the highest margin parts and consumables part of that business further impacting margin. And then thirdly, service costs were up including a retroactive pay increase, which will not be ongoing. This would be an area, the whole service business area will be one of dramatically increased focus going forward. As part of the roll out of the new Nano organization last Monday with the closure of the Accent Optical merger, a new head of field service, or as we call it customer support was named. He comes from the Accent side of the business. Accent has consistently run a nicely profitable service business and we are going to learn from their expertise.

Operating expenses were up quarter-on-quarter mostly due to IVS coming on for the full quarter and of course, this was fully expected. One piece of good news is that even with IVS, G&A expense went down in absolute dollars and dramatically in terms of percent of revenue approaching our target model. I will go into more details on the numbers after John’s remarks. So, John?

John Heaton - Nanometrics Incorporated - President & CEO

Great, Doug. Thanks very much. So starting off and reinforcing Doug’s comment, I think this quarter results are a good news, bad news situation as Doug said. After an extended waiting period, we finished our merger and almost simultaneously closed our quarter. Not easy in a period of intense global financial scrutiny. Additionally, mergers are not easy and the process is costly and distracted, and we are obviously feeling the effect of these events.

From my perspective, our record revenue quarter was right on plan and we had fully expected to be profitable. The disappointment as Doug said, was driven primarily by a gross margin, which was 8 to 10% below our expectations. Of that 25% were inventory adjustments, 25% warranty cost and 50% service disappointment. The positive in my mind remains that minus these charges we were on plan.

Switching to the industry outlook, the overall industry dynamics remained encouraging for the company. The new Nanometrics is still weighted more towards the memory, which remains strong in the foreseeable future. Thanks really in part to this organization of consumer board and what we mean by that is the use of cell phone memory flash and cell phone reconversion from spending hard drive medias to flash based hard drive and also to the MP3 or iPod type players. So, we believe there has been a significant change in the market and that the memory folks are still — have a lot of runway to the growth. Possibly, there is a continued rational spending by our customers. We don’t see any excess continued slow growth and capacity expansion. From our view the second half of 2006 continues to be strong for the company, as all the projects, they are well aware of we are on track for completion. We see no push outs or delays.

We are overall encouraged by the rational passwords, the price [worth] also in the PC and microprocessor field and we believe these markets are [inaudible] and we will drive further silicon demand as evidenced by the dual core or the double the amount of chip size for our industry. Encouraged by increased consumer spending as well, developing markets, especially in the wireless, we have recently heard a billion market — a billion cell phones being shipped within the year and of those 300 million having the enablement of flash technology. So that’s a big driver for our company and for our industry. So, overall, we see nothing but positive signs for the industry.

Last week, as Doug mentioned, on Friday, we closed the deal with Accent. A quick snapshot of the new company. We now have operations in Milpitas, California; Bend, Oregon; New York; UK; as well as South Korea. And we additionally have sales and support in all of the key customer stops throughout the world with over 500 employees worldwide. We believe we are well positioned now to benefit from the scale and synergies of the two companies and remain convinced that the two will bring much to the combined entity.

We now participate in some new markets as well. Overlay is a major contributor to the new company. The SiPHER product, which Accent brought to our company, was used for doping and in-plant metrology, which we believe is another one of the growing areas in the business. The FTIR product, which they are additionally bringing to the company will reinforce our strength in thin film measurement. Lattice and Compound Semiconductor products are showing great strength throughout this year now, and we believe will provide additional growth for the future as LEDs and other types of power devices continue to grow in consumer demand.

We also have a new operational team in place as far as the merger, and Bruce Crawford will be leading the company as Chief Operating Officer, a necessary enablement of future growth for the future. The new Nano is encouraging opportunities for growth as well in the markets that we serve. So, if we look first at the integrated part of our business, we continue to see strengths in our business in the integrated, we continue to see great adoption by customers throughout the world and we see none of that coming to an end or slowing down in any way. We also believe that the Accent products will provide new opportunities for product and technology adoption in the integrated market.

Again, going back to the overlay, the overlay market itself is seeing consolidation with five of the players and participants selling into this market now being consolidated down to two, which provides great opportunities for the company and for the strengths in gross margins.

We also believe that there are emerging technologies both by our customers and by the basic technology itself providing additional growth especially with double patterning as a method to extend optical fibers in the market. We also believe there are tremendous cross-selling opportunities with our customers as we provide this new company with relative geographical strength now that we have a new operation and new selling channel in Europe, as well as much stronger penetration within the US. Additionally, we provide that kind of geographical strength to the Accent product in Asia, especially in Korea and Japan. On the revenue synergy side, we are number one at integrated now and number two in most of the other important markets. We believe we are a more compelling supplier to those top-ten equipment or top-ten semiconductor makers throughout the world, and we will believe that we will be considered more of a safe choice for our customers, who are already seeing these kinds of philosophy and importance grow in our customers ongoing conversations.

Relatively, those benefits of scale, which come with this merger, we are still heavily weighted for memory and that’s where we want to be, but somewhat less though because of the strength of Accent when they bring the Logics customers into the fold here in the company. As we had mentioned in the slide and our S4 document, they have a significantly different and important logic penetration for especially the overlay product. We believe that that will provide us with additional opportunities for selling thin film and optical CD to those customers. Integrated is still a key strategy, but as we have now scale in the company, it will likely only be 25 to 25% of our overall revenue, which we believe is healthy.

As part of the merger and part of the scale, we believe that the synergies achieved through this merger will achieve probably 6 to $8 million in cost synergies within next year, and we have a great team now in place to execute on those numbers. As the number showed in Q2, the lumpiness of various expenses will have less significant effects on our target model and in larger enterprise, so we believe that overall being a larger company and having the unexpected expenses top up should have a less significant effect on our profitability. With that, I will turn it back over to Doug to go into some more of the financial details and give some further guidance.

Doug McCutcheon - Nanometrics Incorporated - SVP & CFO

Thank you, John. Turning to the revenue line to give you this, what I suppose, by channel and by geography. By channel, the stand-alone systems business grew substantially in the quarter to 12.9 million of product revenue or 55.3% of total. And the integrated was down slightly to 7.2 million or 31% of revenue, down from 40% of revenue last quarter. As I mentioned, service revenues were up slightly, but that was due to the addition of the IVS division in the company. On a geographic basis, US revenue was 13.3 million, up 1.2 million sequentially at 57% of the total. Japan was 3.1 million, down from 4.4 in the previous quarter, resulting in 13.1% of revenue. Korea was up at 3.3 million or 14% of revenue. And Taiwan grew nicely to $2 million or 8.5% of revenue. Our other category, which historically had been pretty small, grew from 600,000 to 1.8 million or 8% of revenue. And this is showing signs, we have more revenue out of Europe this quarter as early indications of the cross selling with the Accent organization.

Turning to the operating expense line, R&D expense increased from 2.5 to 3.1 million in the quarter and that remained about the same as a percent of revenue. Most of the increase was due to IVS division. The sales and marketing area increased from 3.1 million to 3.9 million, incrementally a tiny bit higher as a percent of revenue at 16.8, again a good part of that is the Soluris acquisition coming on board, but also we had some, also some termination expenses in Europe, that as you know can be expensive. The really good news is the G&A area, declined from 4.6 million to 4.3 million in the current quarter and dropped from 24% of revenue to 18% of revenue and the numbers are quite strong. Again some — even with the G&A coming in from Soluris, absent the Soluris, the NANO G&A actually declined by over $600,000, primarily due to both reduced legal expenses and reduced litigation expenses. Our SOX expenditures declined from 600,000 — from over 600,000 to under 400,000. So, a change of a little over 200,000. And our legal expenses declined from nearly 800,000 to about 550,000. So a decline of 250, plus other changes in reductions in the G&A spending. So, we are very pleased that we are getting close to our target models here.

The other area of increase was the stock-based compensation — increased by $200,000 quarter on quarter from 853,000 in Q1 to 1.153 million in second quarter. Absent to that stock-based compensation charge, our loss would have been $1 million or an EPS loss of $0.08.

Turning to the balance sheet, cash at the end of the quarter was 29.6 million, down 4.3 from the end of the prior quarter. This was actually a little smaller of a reduction, than we had expected given the significant ramp that we incurred during the quarter. Accounts receivable increased, but only by 11% and with the market increase in revenue the days sales outstanding declined by 10 days from 98 to 88 days. Inventories also went up by less than half the rate of the revenue increase and turns increased from 1.5 to 1.9. The other significant change on the balance sheet is the deferred revenue line, in addition to recognizing the higher level of revenues, we actually increased the deferred revenue account by 75% from 3.8 million to 6.7 million, which bodes well for us going forward. Also, meanwhile during the quarter, we reduced our debt from 2.2 million to 1.6 million

John Heaton - Nanometrics Incorporated - President & CEO

Our headcount during the quarter increased from 344 to 355, an increase of 11 people or 3%. With the sequential increase in revenues of 23%, our revenues per headcount metric is further improving on its way to our target of about 300,000. And also, I would like to talk a little bit about Accent’s performance. Even though they are not in our numbers at all for this quarter, and will be in our numbers for 10 out of the 13 weeks of Q3, the folks at Accent did make a public announcement that they were growing nicely and expected Q2 to be up on the order of 35 to 40% from Q1. In fact, they did achieve those numbers as indicated and achieved what appears to be an operating profitability at the same time. So, that’s the company that will now — is now part of Nanometrics. So, it’s important to have those numbers in your mind as you sort of pro forma out going forward.

Our guidance for Q3 for Nano stand-alone, in other words without the impact of Accent Optical, is a top line growth of between 5 and 15%. But, of course, Accent’s numbers will be in for those ten weeks of the quarter. Accent intends to have numbers in the third quarter of approximately the same order of magnitude as in the second quarter. So, adding that to our 5 to 15% increase in guidance, you see that on a pro forma basis the new Nano on a full-quarter basis would be something like 38 to 40 million in top line sales. But, I want to make sure everyone is cognizant of the fact that you won’t see that in the reported Q3 numbers. First of all they will be part of our numbers for only ten of the 13 weeks, but then the rules for purchase accounting of course will distort that even further.

In our business, deferred revenue is a big part of our revenue equation. And over time, the deferred revenue account will grow and decline and as a result the amount going in or the amount going out of deferred revenue doesn’t change terribly significantly, although as you saw we had a nice increase this quarter, but also on the recognized revenue.

With the purchase accounting, we at Nano will not get the benefit of the machines that Accent has shipped prior to the purchase date when they are accepted. So, we basically will have to refill the flow, the fund — the flow of products going into the deferred revenue account. And so, the amount of revenue that actually will be recognized by the Accent products in Nano in the quarter will be dramatically lower. However, that is simply a function of the accounting. The actual business, the shipping rate of product remains very strong.

In addition, the margins will be impacted because, again with purchase accounting, the inventory value of the systems that already have purchase orders will have to be markedly marked up, thereby reducing the gross margin. But, again, nothing fundamental to the business of the Accent products. Their business model, as I said, remains to be very, very nice and reported operating profitability in the second quarter.

So, with that, I will turn it back to the operator. Can you open it up for questions?

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] Avinash Kant, Canaccord Adams.

Avinash Kant - Canaccord Adams - Analyst

Good afternoon, John and Doug.

Doug McCutcheon - Nanometrics Incorporated - SVP & CFO

Hello, Avinash.

Avinash Kant - Canaccord Adams - Analyst

I might have missed this one, but you said the unforeseen expenses are roughly 1.3 million, could you point out which line items to include these 1.3 million?

Doug McCutcheon - Nanometrics Incorporated - SVP & CFO

The 1.3 million is — are the unforeseen items in the product cost of sales.

Avinash Kant - Canaccord Adams - Analyst

All of them?

Doug McCutcheon - Nanometrics Incorporated - SVP & CFO

Yes.

Avinash Kant - Canaccord Adams - Analyst

And how did it arrive, if you could give a little bit more insight into that?

Doug McCutcheon - Nanometrics Incorporated - SVP & CFO

As we were rolling out the numbers at the end of the quarter, we always have to do an assessment of both our inventory reserves levels and also what commitments we have in front of us for additional support to our customers in the field. And when we roll all these things out together, they were an unexpectedly large number.

Avinash Kant - Canaccord Adams - Analyst

Okay. And you talked about a [ten-week] contribution and you did talk about the deferred revenues, if you think about the contribution — the Q3 numbers, you are right. And just from Nano, you would see 5 to 15% growth in Q3, and of course you said 38 to 40 million pro forma, but do you have an idea of what would that turn out to be at this pace for the actual Q3 numbers that you will report?

Doug McCutcheon - Nanometrics Incorporated - SVP & CFO

We really don’t — we have a very complex revenue recognition process that we have to go through. And we don’t really have a number to give you on that, but it will be substantially below. I can tell you, it will be very substantially below the 14 million run rate that they had in Q2 because of very high proportion of their revenue recognition comes out of that deferred revenue account.

Avinash Kant - Canaccord Adams - Analyst

Can we find out that what their deferred revenues were at the end of Q2?

Doug McCutcheon - Nanometrics Incorporated - SVP & CFO

It doesn’t matter. They are now under different rules. It’s due to the purchase accounting, it has nothing to do with their number is.

Avinash Kant - Canaccord Adams - Analyst

Okay. And now just from the Nanometrics’ business, now if you take out that 1.3 million charge, extraordinary expense here, going into Q3, now talking just about the 5 to 15% revenue growth that you are forecasting, how would margins be looking on that one?

Doug McCutcheon - Nanometrics Incorporated - SVP & CFO

As I indicated to you, product margins without those, that 1.3 charge would have been reported at 53.2% this quarter and with the higher revenue we would expect to make improvements on that, so — on the product side. On the services margin, that’s a tougher question to answer because there are so many moving parts that led to that 22.9 negative margin. Certainly the one-time costs that were incurred for retroactive pay increases and things like that will not occur. But we are just going to have to take a much harder look into the mixed aspects of our service revenue because it swung the number by much more than we had expected.

Avinash Kant - Canaccord Adams - Analyst

And of course the balance sheet now is pretty much post-merger, right?

Doug McCutcheon - Nanometrics Incorporated - SVP & CFO

The reported balance sheet here in Q2 is not post-merger, because we closed in July. But the balance sheet that we report in the third quarter will be post-merger.

Avinash Kant - Canaccord Adams - Analyst

Terrific, thank you.

Doug McCutcheon - Nanometrics Incorporated - SVP & CFO

Thank you Avinash.

Operator

[Tom Crawley, MRM Advisors]

Tom Crawley - MRM Advisors - Analyst

Doug, I was wondering if you could give some kind of an operating model, maybe if you look past to [flush out] of the deferred from Accent and maybe look into like a Q4 type time frame, what type of operating model you can get to and what kind of revenue run rate?

Doug McCutcheon - Nanometrics Incorporated - SVP & CFO

Tom, as you know, the basic Nano model has not really changed. We really want to get to that 55% blended margin number and a 20% operating number going forward. And we would still target to get there on a Nano basis. Accent coming in has numbers that are — on a blended basis, maybe a tiny bit, lower on product margin but actually higher on service margin. So, we would say in general the blended margin should be again very similar. And as I indicated, their cost level currently allowed them to have an operating profit, a modest operating profit in the second quarter. So, you layer that in. And then, as John indicated, we expect to get significant synergies further out of the business going forward. So, I think as a minimum, our current model is really where we want to go, and hopefully we could even improve upon it.

Tom Crawley - MRM Advisors - Analyst

Do you have any idea when you layer in the Accent and maybe structure some of the things there, how long will it take you to get there, and maybe a rough idea of revenue estimate to get there?

Doug McCutcheon - Nanometrics Incorporated - SVP & CFO

The revenue estimate doesn’t require — I’ll answer that first — doesn’t require significant movement from where we are now or in the third quarter with the 5 to 15% guidance. That’s there. And then, the cost, it’s going to be six months just to see some and — you will actually see some, we had a modest reduction in force just this week here. But the big cost reductions will come in the six and nine-month time frame.

Tom Crawley - MRM Advisors - Analyst

Got you. On the Accent side, you said things were up 35 to 40%, is that revenues or orders or both?

Doug McCutcheon - Nanometrics Incorporated - SVP & CFO

Revenues, don’t report orders.

Tom Crawley - MRM Advisors - Analyst

Don’t report orders. Does Nano itself report orders?

Doug McCutcheon - Nanometrics Incorporated - SVP & CFO

No. It’s too lumpy. It doesn’t give good indication.

Tom Crawley - MRM Advisors - Analyst

Okay. Now the change in the 1.3 million, I think — is that a one-time type charge that you took or —?

Doug McCutcheon - Nanometrics Incorporated - SVP & CFO

The 1.3 million in product cost of sales. We would expect that to not reoccur.

Tom Crawley - MRM Advisors - Analyst

Okay. So, your margin should bump back up to begin with a five next quarter?

Doug McCutcheon - Nanometrics Incorporated - SVP & CFO

We certainly hope so.

Tom Crawley - MRM Advisors - Analyst

Okay.

John Heaton - Nanometrics Incorporated - President & CEO

And also just to add a little bit on that, the warranty one, it’s really a timing issue, Tom. We got to the end of the quarter, and we were actually doing an upgrade with the customer and as the accounting rules work that, as you realize and you fully understand what the cost of doing these upgrades is going to be, that’s when you take the charge. So, up until that moment where we have the system actually completed and can actually put our finger on a cost, we couldn’t take the accounting hit. So, that’s kind of a timing issue, not a good timing issue, but as we said in the opening remarks, we closed the merger and then we are reporting the earnings, and timing is not good from an accounting standpoint.

Tom Crawley - MRM Advisors - Analyst

Yes, I got you. Do you think the deferred account — all these systems that are in the field that haven’t been set apart from Accent, could you think that’s Q3 issue and by Q4 we are clean, so we should be recognizing all their revenues?

John Heaton - Nanometrics Incorporated - President & CEO

Yes. Probably because they have been — when you think about them as the company, they are a small company, 14, $15 million company per quarter, and they do a turns business like we do. They don’t get tremendous visibility into the quarter beyond the next. They are pretty much book and turn just as we do. And again, it goes back to this issue of timing. We would have preferred to have the deal closed at a different time so that these charges wouldn’t hurt us so much for the next quarter. So, we had a bad run here from a timing perspective from both deal closure and accounting issues.

Tom Crawley - MRM Advisors - Analyst

So, assuming things stay flat to up modestly, I mean, you do anticipate a 40-million plus type quarter in Q4, just adding the two together?

John Heaton - Nanometrics Incorporated - President & CEO

Well, I think we are on a revenue growth that projects that out. So, if we think about the customers, as I mentioned, none of the projects that we’ve been seeing have been delayed or put back in a new way. And we have great penetration with customers. In fact, we are getting some visibility into the first quarter and second quarter of next year already with some of these memory folks going to their expansion. So, we fully expect that the business will continue to get better for us. And these things that we’ve talked about over and over again on our financial road shows has been we believe that there is tremendous synergies in the two companies and that we are going to see additional product revenue opportunities for us on a short-term basis just because we are a lower-risk supplier for customers. And we are compelling from the standpoint that we have now the service and support wherever our customers are at. So, that’s not something that we are just not talking about, we think it’s an important thing and it has to be part of the plan going forward. And that’s not part of either Accents plan today or a Nanometrics plan individually.

Tom Crawley - MRM Advisors - Analyst

Yes, okay. Fair enough. All right, thanks John.

John Heaton - Nanometrics Incorporated - President & CEO

Yes.

Operator

Again, ladies and gentlemen, that’s star one to ask a question. And there are no more questions. At this time, I would turn the call over to management for closing remarks.

John Heaton - Nanometrics Incorporated - President & CEO

Great. And thank you very much for conference call today and we will talk to you with further updates next quarter.

Operator

Thank you for your participation in today’s conference. Ladies and gentlemen, this concludes the presentation. You may now disconnect and have a good day.